Exhibit 99.1

XMax Announces AI Infrastructure Services Agreement, Expects Over US$100 Million in Revenue Over the Next Five Years

●	Advancing NeoCloud and AI Token Factory Commercialization

●	Leveraging kt cloud’s high-performance computing, targeting scale of 512 NVIDIA Blackwell Ultra B300 GPUs

LOS ANGELES, November 2, 2026 (GLOBE NEWSWIRE) — XMax Inc. (NASDAQ: XMAX) (“XMax” or the “Company”), a distributor of contemporary furniture and artificial intelligence software and platform-based service provider, today announced that it has entered into a five-year artificial intelligence (“AI”) infrastructure services agreement with DSH HYPER PTE. LTD. of Singapore (“DSH”). Under the agreement, XMax will obtain, through DSH, dedicated high-performance computing services deployed in Korea on infrastructure provided by kt cloud Co., Ltd., an affiliate of KT Corporation, formerly Korea Telecom Corp. (“kt cloud”). XMax’s wholly owned subsidiary, XMax AI Inc. (“XMax AI”), is the designated operating end user under the agreement. The Company intends to use the capacity as its core computing foundation to advance the research and development, deployment and commercialization of its NeoCloud and AI Token Factory offerings. NeoCloud is an AI-optimized cloud infrastructure service for enterprise AI workloads, delivering accelerated compute purpose-built for AI inference; AI Token Factory, in contrast, is an API-driven, self-operated global distributed inference platform — model-agnostic and deployment-agnostic — that sells committed compliant inference capacity scoped by jurisdiction × compliance tier, and delivers AI service products for the finance, government, industrial, and consumer goods industries.

“This agreement gives us dedicated, high-performance computing capacity on which to build our NeoCloud and AI Token Factory offerings, and we believe it represents meaningful progress in executing our AI growth strategy. Our immediate focus is to complete technical validation of our first AI Token Factory and prepare our platform for launch, and we look forward to updating investors as we make progress,” said Andy Lu, Chief Executive Officer of XMax.

Building High-Performance Computing Infrastructure Purpose-Built for AI Inference

Under the agreement, the AI cluster made available to XMax is planned to comprise 64 compute nodes, each equipped with eight NVIDIA Blackwell Ultra B300 GPUs, for a target total of 512 GPUs, plus 560TB of high-performance parallel storage. XMax intends to use the cluster primarily for high-throughput AI inference, to help optimize cost, latency and throughput.

Service began on October 29, 2026 with an initial configuration of 480 GPUs, with the full 512-GPU configuration expected to follow in phases. The five-year service commitment is subject to certain closing conditions, including approval by XMax’s board of directors and delivery of the required security guarantee and standby letter of credit (SBLC) in favor of kt cloud by November 17, 2026. The material terms of the Agreement will be disclosed in the Form 8-K filed by the Company with the SEC on November 2, 2026.

Advancing Product Commercialization with NeoCloud and the AI Token Factory at the Core

XMax AI will first use the cluster to complete development of the Company’s first AI Token Factory and launch its platform product. This work will include infrastructure integration, large-model inference optimization, model serving performance testing and commercial platform validation. Once technical validation is complete and applicable contractual, technical and regulatory requirements are met, the Company plans to commercialize a range of NeoCloud AI products and services on this infrastructure.

The planned product portfolio includes:

●	AI Token Factory services on NeoCloud for high-throughput AI inference, billed on API usage;

●	Model-as-a-Service (MaaS) providing managed model endpoints and model orchestration;

●	Enterprise-grade AI applications covering workloads such as AI agents and retrieval-augmented generation (RAG).

The Company intends to deliver these AI software and inference services through APIs, a command-line interface (CLI) and managed workspaces, and to conduct operations across the United States, Japan, Korea, and Singapore.

Five-Year Revenue Outlook

Based on the planned deployment of 512 NVIDIA Blackwell Ultra B300 GPUs for this AI infrastructure project in Korea and the anticipated commercialization progress of its NeoCloud and AI Token Factory platforms, the Company expects the related businesses supported by this project to generate more than US$100 million in cumulative revenue over the next five years. Expected revenue sources include AI inference services billed on API usage, managed model services (MaaS) and enterprise-grade AI application services. As the infrastructure is deployed, the platforms are launched and enterprise customer adoption grows, the Company plans to progressively expand the commercial use of these services.

About XMax Inc.

Headquartered in Commerce, California, XMax Inc. (NASDAQ: XMAX), formerly known as Nova LifeStyle, Inc., is a diversified company engaged in the design, sourcing, and distribution of contemporary furniture, as well as the development of artificial intelligence technologies and applications. The Company operates through an established global network of suppliers, distributors, and e-commerce channels, serving a broad customer base. The Company has expanded into artificial intelligence technologies, including AI software and platform-based services through its wholly owned subsidiaries XMax AI Inc. and Elonx AI Holdings PTE. LTD., to support future growth. By leveraging emerging technologies, the Company aims to drive diversification and long-term value creation.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements regarding whether the board approval and security conditions are satisfied; the issuance of the SBLC; the performance of DSH and KT; delays in delivery or acceptance of capacity; currency fluctuations between the Korean won and the U.S. dollar; the planned deployment, scale, timing and performance of the AI cluster; the Company’s plans to develop, launch and commercialize NeoCloud, AI Token Factory and related offerings; and the Company’s expectations regarding future revenue and growth, including its projection of more than US$100 million in cumulative revenue over the next five years from the related businesses supported by the AI infrastructure project in Korea. These statements are based on current expectations, assumptions and analyses made by us in light of our experience and our perception of trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances, and are subject to risks and uncertainties that may cause actual results to differ materially. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory,” “focus,” “work to,” “attempt,” “pursue,” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. XMax Inc. undertakes no obligation to update any forward-looking statements except as required by law.

Investor Relations Contact

ICR LLC

XMaxIR@icrinc.com